                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                               Avatex Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 05349F-10-5
            --------------------------------------------------------
                                (CUSIP Number)

                                March 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   /X/       Rule 13d-1(b)
   / /       Rule 13d-1(c)
   / /       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                       Page 1
                                     of 6 Pages

                                     SCHEDULE 13G

CUSIP No. 05349F-10-5                                      Page 2 of 6 Pages


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 (1) NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Travelers Group Inc.
     52-568099

-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                       (a)  / /
                                                                       (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY



-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                      Delaware

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       NUMBER OF           (5) SOLE VOTING POWER

        SHARES                                                               0
                           ----------------------------------------------------
     BENEFICIALLY          (6) SHARED VOTING POWER

       OWNED BY                                                          2,963
                           ----------------------------------------------------
        EACH               (7) SOLE DISPOSITIVE POWER

      REPORTING                                                              0
                           ----------------------------------------------------
       PERSON              (8) SHARED DISPOSITIVE POWER

        WITH:                                                            2,963
-------------------------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         2,963

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(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) / /


-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            0%

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                            HC

-------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:

               Avatex Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:

               5910 N. Central Expressway, Suite 1780
               Dallas, TX 75206

Item 2(a).     Name of Person Filing:

               Travelers Group Inc. ("TRV")

Item 2(b).     Address or Principal Office or, if none, Residence:

               388 Greenwich Street
               New York, NY 10013

Item 2(c).     Citizenship or Place of Organization:

               TRV is a Delaware corporation.

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     Cusip Number:

               05349F-10-5


                                        Page 3
                                      of 6 Pages

Item 3. If this Statement is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing is a(n):

             (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

             (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

             (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

             (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

             (e)  [  ] Investment adviser in accordance with
                       Section 240.13d-1(b)(1)(ii)(E);

             (f) [ ] Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

             (g) [X] Parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

             (h) [ ] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

             (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j)  [  ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


Item 4.   Ownership. (as of March 31, 1998)

          (a)  Amount beneficially owned: See Item 9 of cover pages

          (b)  Percent of Class: See Item 11 of cover pages

          (c)  Number of shares as to which the person has:

                  (i)   sole power to vote or to direct the vote:

                  (ii)  shared power to vote or to direct the vote:

                  (iii) sole power to dispose or to direct the disposition of:

                  (iv)  shared power to dispose or to direct the disposition of:


         See Items 5-8 of cover pages


                                        Page 4
                                      of 6 Pages

Item 5.   Ownership of Five Percent or Less of a Class.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          Not Applicable.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.



                                        Page 5
                                      of 6 Pages

Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 8, 1998



                                       TRAVELERS GROUP INC.


                                       By: /s/ Stephanie B. Mudick
                                          --------------------------------
                                          Name: Stephanie B. Mudick
                                          Title: Assistant Secretary


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